UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2007
PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-19253 (Commission File Number)	04-2723701 (IRS Employer Identification No.)

6710 Clayton Road Richmond Heights, MO (Address of principal executive offices)	63117 (Zip Code)
314-633-7100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 19, 2007, Richard R. Isaak notified Panera Bread Company (the “Company”) he was resigning as Vice President, Controller and principal accounting officer of the Company effective April 3, 2007. Mr. Isaak resigned to pursue another career opportunity, and Mr. Isaak’s resignation was not the result of any disagreement with the Company.
     On March 23, 2007, the Company appointed Mark D. Wooldridge as principal accounting officer of the Company effective April 3, 2007. Mr. Wooldridge, who is 32 years old, has served as the Company’s Director, External Reporting since August 2006 when he joined the Company. From August 2003 to August 2006, Mr. Wooldridge was Manager and then Director of External Reporting for Solutia Inc., a chemical manufacturer. From September 1997 to August 2003, he was in public accounting with Ernst & Young, LLP.
     On March 23, 2007, the Company appointed Amy L. Kuzdowicz as Vice President, Controller of the Company effective April 3, 2007. Ms. Kuzdowicz, who is 37 years old, has served as the Company’s Vice President, Accounting since February 2007 when she joined the Company. From February 2005 to January 2007, Ms. Kuzdowicz was Vice President, Americas Business Services for Reuters America Holdings, LLC, an information services firm. From January 1998 to November 2003, she served as International Finance Manager and then Director of Finance for Herman Miller, Inc., an office furniture manufacturer. From September 1992 to December 1997, Ms. Kuzdowicz was in public accounting with Arthur Andersen, LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY
Date: March 23, 2007	By:	/s/ Jeffrey W. Kip
		Name:	Jeffrey W. Kip
		Title:	Senior Vice President, Chief Financial Officer